Exhibit 99.1

FOR IMMEDIATE RELEASE
Nicholas Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759	Contact: Ralph Finkenbrink Sr. Vice President, CFO Ph # - 727-726-0763	NASDAQ: NICK Web site: www.nicholasfinancial.com

Nicholas Financial Announces
Bank Credit Line Increase to $100 Million

FEBRUARY 1, 2006 - Clearwater, Florida., - Nicholas Financial, Inc. (Nasdaq, NICK), announced effective February 1, 2006, the Company has executed Amendment No. 7 to its Credit Line. This amendment increases the size of the Credit Line from $85 million to $100 million. All other terms and conditions of the Credit Line remain in effect.

According to Peter Vosotas, Chief Executive Officer and President, “The Credit Line increase will allow us to continue our planned growth over the next few years and the Company is pleased to continue its lending relationship with Bank of America which began in March of 1993 and also includes Hibernia Bank, First Tennessee Bank, and Bank of Scotland as participating banks.”

Founded in 1985, with assets of $141,982,000 as of December 31, 2005, Nicholas Financial, Inc. is one of the largest publicly traded specialty consumer finance companies based in the Southeast. The Company presently operates out of 42 branch locations in both the Southeast and the Mid-West States. The Company has approximately 10,000,000 shares of common stock outstanding. For an index of Nicholas Financial Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.

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